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                                                                    EXHIBIT  11


                 MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                  PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
     FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                      THREE MONTHS ENDED     NINE MONTHS ENDED
                                         SEPTEMBER 30          SEPTEMBER 30
                                      ------------------     -----------------
                                        1997       1996        1997       1996
                                      -------    -------     -------    ------
Shares for computation of primary
  and fully diluted earnings
  per share:
      Weighted average number of
       shares outstanding             164,100    160,500     162,200    160,500

     Common stock equivalents:
       Shares issuable assuming
         conversion of debentures       4,200      4,200       4,200      4,200
       Stock options                    1,800        900       1,800        900
                                      -------    -------    --------   --------

         Total shares for primary
          and fully diluted earnings
          per share computation       170,100    165,600     168,200    165,600
                                      =======    =======     =======    =======

Net income, adjusted to basis of
  earnings per share:

    Net income                       $101,800    $81,800    $276,900   $211,800

    Add back debenture
      interest, net                     1,500      1,500       4,400      4,400
                                     --------    -------    --------   --------

                                     $103,300    $83,300    $281,300   $216,200
                                     ========    =======    ========   ========

Primary and fully diluted
  earnings per share                     $.61       $.50       $1.67      $1.31
                                         ====       ====       =====      =====

Earnings per share as reported           $.62       $.51       $1.71      $1.32
                                         ====       ====       =====      =====


     This calculation is submitted in accordance with Regulation S-K Item 601(b)(11), although not required by APB Opinion No. 15, inasmuch as dilution for any period was less than three percent.